EXHIBIT 99.1

INVESTOR CONTACT Scott Wylie VP – Investor Relations Altera Corporation (408) 544-6996 swylie@altera.com	MEDIA CONTACT Anna Del Rosario Director – Corporate Communications Altera Corporation (408) 544-7496 anna.delrosario@altera.com

ALTERA ANNOUNCES THIRD QUARTER RESULTS

SALES UP 2% SEQUENTIALLY; NEW PRODUCTS GROW 23%

San Jose, Calif., October 24, 2005 — Altera Corporation (Nasdaq: ALTR) today announced third quarter 2005 sales of $291.5 million, up 2% from the second quarter of 2005 and up 10% from the third quarter of 2004. Sales of the company’s new products grew 23% sequentially and were up 66% from the prior year’s third quarter.

Third quarter net income was $77.8 million, $0.21 per diluted share, compared to net income of $83.1 million, $0.22 per diluted share, in the third quarter of 2004. Gross profit margin was 66.5% for the third quarter of 2005 versus 69.4 % for the third quarter of 2004.

The third quarter tax provision includes a $3.6 million charge related to the future repatriation of an additional $100 million of foreign earnings pursuant to the provisions of the American Jobs Creation Act of 2004. In addition, the company recorded a tax benefit of approximately $2.6 million arising primarily from the settlement of federal and California income tax audits and the filing of U.S. and state 2004 income tax returns during the quarter. The net impact of these three items added $1 million to the company’s third quarter tax provision.

Altera repurchased 4.7 million shares of its common stock during the quarter at a cost of $93.8 million. Altera ended the quarter with $1.3 billion in cash and short- and long-term investments.

“Every new product family grew sequentially this quarter, including FPGAs, CPLDs, and HardCopy® structured ASICs, creating another quarter of strong new product growth. The Stratix® and Stratix GX families collectively grew 40% sequentially and now represent more than 20% of Altera’s revenues, demonstrating Altera’s continuing leadership across this generation of high-density FPGAs,” said John Daane, president, chief executive officer, and chairman of the board. “Among our most recently introduced products, the Cyclone™ II family is off to a fast start, extending the lead established with the original Cyclone family in the low-cost FPGA space. At the high end, the Stratix II FPGA family also grew strongly and remains the 90-nm high-density leader.”

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Altera’s innovation and execution made the company the fastest-growing programmable logic supplier in 2004. This track record of innovation and execution continues in 2005:

•	Altera launched the Stratix II GX family, the company’s third generation of FPGAs with embedded serial transceivers. Stratix II GX FPGAs address the growing demand for high-speed serial data transmission. Stratix II GX transceivers can accommodate a wide range of protocol standards and multiple data rates while delivering best-in-class signal integrity. System engineers may now begin their Stratix II GX device designs using Altera’s Quartus® II version 5.1 software. Initial devices will ship in early 2006. The 90-nm-based Stratix II GX devices use the same innovative logic structure as the Stratix II family, the industry’s fastest 90-nm FPGAs. Stratix II GX transceivers operate at up to 6.375 Gbps, targeting the data rates required by today’s leading designers, while consuming less than half the power of competing alternatives. Altera offers a comprehensive system solution that includes intellectual property, system models, reference designs, and signal integrity tools. As the usage of serial transceivers continues to expand, Stratix II GX FPGAs offer a highly efficient, low-risk development path for high-speed designs across the markets served by Altera.

•	Continuing Altera’s record of consistent product delivery, all members of Altera’s Cyclone II FPGA family are now available as production-qualified devices. This milestone was reached only seven months after the family began shipping, demonstrating to customers that they can rely on Altera as they take their Cyclone II-based designs into production. These second-generation Cyclone devices are based on an architecture optimized for a 90-nm, low-k process and provide more than three times the logic capacity of the first-generation, industry-leading Cyclone family. Cyclone II FPGAs deliver on average 60% faster performance and half the power consumption of competing low-cost FPGAs. Cyclone II devices are supported by the free Quartus II Web Edition software, which is the industry’s most advanced design software for FPGAs. With cost to the customer 30% lower than the prior generation, Cyclone II devices can support complex digital system designs at a price that rivals that of ASICs. These capabilities mean that the Cyclone II family is well suited for volume applications such as video displays, digital set top boxes, DSL modems, medical imaging, and mid-range and low-end routers.

Business Outlook

Altera expects sales in the fourth quarter to be unchanged compared to the third quarter, plus or minus 2%. Gross margins are likely to be in the range of 66%. The company further anticipates that R&D spending will approximate $53 million and that SG&A expenses will approximate $58 million. Other income will approximate $9 million. The expected tax rate is 20%.

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Conference Call and Quarterly Update

A conference call will be held today at 1:45 p.m. Pacific Time to discuss the quarter’s results and the fourth quarter 2005 outlook. The web cast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s fourth quarter business update will be issued in a press release available after the market close on December 5.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “anticipates”, “expects”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix, Stratix II, Cyclone, Cyclone II, MAX® II, and HardCopy II device families, changes in customer production-based demand, as well as changes in economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera Corporation (Nasdaq:ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.

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ALTERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data and note)

(Unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	Sept. 30 2005	Jul. 1 2005	Oct. 1 2004	Sept. 30 2005	Oct. 1 2004
Net sales	$291,530	$285,477	$264,599	$841,829	$776,479
Cost of sales	97,647	90,592	80,966	272,129	237,833

Gross margin	193,883	194,885	183,633	569,700	538,646

Operating expenses:
Research and development	49,443	55,340	48,259	156,172	133,579
Selling, general, and administrative	57,289	55,895	53,577	167,518	156,167

Total operating expenses	106,732	111,235	101,836	323,690	289,746

Income from operations	87,151	83,650	81,797	246,010	248,900
Interest and other income, net	11,368	8,058	3,892	23,924	10,900

Income before income taxes	98,519	91,708	85,689	269,934	259,800
Provision for income taxes	(20,704)	(24,142)	(2,608)	(60,787)	(42,653)

Net income	$77,815	$67,566	$83,081	$209,147	$217,147

Income per share:
Basic	$0.21	$0.18	$0.22	$0.56	$0.58

Diluted	$0.21	$0.18	$0.22	$0.55	$0.57

Shares used in computation:
Basic	372,690	373,040	372,137	372,870	373,873

Diluted	378,987	379,585	379,785	379,339	382,810

Tax rate	21.0%	26.3%	3.0%	22.5%	16.4%
% of Net Sales:
Gross margin	66.5%	68.3%	69.4%	67.7%	69.4%
Research and development	17.0%	19.4%	18.2%	18.6%	17.2%
Selling, general, and administrative	19.7%	19.6%	20.3%	19.9%	20.1%
Income from operations	29.9%	29.3%	30.9%	29.2%	32.1%
Net income	26.7%	23.7%	31.4%	24.8%	28.0%
Note: Our Nonqualified Deferred Compensation Plan (NQDC Plan) had gains of $2.1 million and $0.7 million, respectively, for the three month periods ended September 30, 2005 and July 1, 2005. The gains were included in interest and other income, as well as compensation expense as follows. There is no net impact on income before income taxes or net income.

	THREE MONTHS ENDED			NINE MONTHS ENDED
NQDC Impact (In Millions)	Sept. 30 2005	Jul. 1 2005	Q-Q Change	Sept. 30 2005	Oct. 1 2004
Increase in R&D Expense	$0.7	$0.4	$0.3	$0.7	$—
Increase in SG&A Expense	1.4	0.3	1.1	0.9	—

Increase in Interest and other income	$2.1	$0.7	$1.4	$1.6	$—

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ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Sept. 30 2005	Jul. 1 2005	Dec. 31 2004
Assets
Current assets:
Cash and short-term investments	$1,171,636	$1,203,033	$1,203,248
Accounts receivable, net	125,371	146,252	67,522
Inventories	70,677	63,588	67,454
Deferred compensation plan assets	60,188	57,134	56,148
Other current assets	179,682	165,094	159,725

Total current assets	1,607,554	1,635,101	1,554,097
Long-term investments	137,005	72,301	—
Property and equipment, net	160,230	156,937	159,587
Deferred income taxes and other assets, net	45,723	47,321	49,982

	$1,950,512	$1,911,660	$1,763,666

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and current liabilities	$266,598	$217,735	$207,813
Deferred compensation plan obligations	60,188	57,134	56,148
Deferred income and allowances on sales to distributors	246,284	255,554	221,081

Total current liabilities	573,070	530,423	485,042
Capital lease obligations	1,625	—	—
Stockholders’ equity	1,375,817	1,381,237	1,278,624

	$1,950,512	$1,911,660	$1,763,666

Key Ratios & Information
Current Assets/Current Liabilities	3:1	3:1	3:1
Liabilities/Equity	1:2	1:3	1:3
Annualized YTD Return on Equity	21%	20%	24%
Quarterly Depreciation Expense	$6,468	$6,480	$6,245
Quarterly Capital Expenditures	$9,761	$5,272	$8,862
Annualized Sales per Employee	$503	$499	$489
Number of Employees	2,310	2,259	2,164
Inventory MSOH (a): Altera	2.2	2.1	2.8
Inventory MSOH (a): Distribution	1.2	1.3	1.4
Days Sales Outstanding	39	47	26

(a)	MSOH: Months Supply On Hand

Note: Certain reclassifications have been made to prior period balances in order to conform to the current period’s presentation.

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ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

	Q3’05	Q2’05	Q3’04	Q-Q Growth	Y-Y Growth
Geography
North America	24%	24%	28%	6%	-3%

Europe	25%	25%	22%	1%	26%
Japan	25%	25%	26%	0%	3%
Asia Pacific	26%	26%	24%	2%	19%

International	76%	76%	72%	1%	15%

Total	100%	100%	100%	2%	10%

Product Category
New	48%	40%	32%	23%	66%
Mainstream	29%	36%	39%	-18%	-20%
Mature & Other	23%	24%	29%	-2%	-11%

Total	100%	100%	100%	2%	10%

Market Segment
Communications	40%	43%	43%	-5%	2%
Industrial	33%	31%	32%	9%	15%
Computer & Storage	11%	10%	11%	9%	7%
Consumer	16%	16%	14%	3%	26%

Total	100%	100%	100%	2%	10%

FPGAs and CPLDs
FPGA	70%	69%	70%	4%	12%
CPLD	19%	20%	22%	-5%	-4%
Other	11%	11%	8%	3%	33%

Total	100%	100%	100%	2%	10%

Product Category Description

Category	Products

New	Stratix, Stratix II, Stratix GX, Cyclone, Cyclone II, MAX 3000A, MAX II, and HardCopy devices
Mainstream	APEX 20K, APEX 20KC, APEX 20KE, APEX II, FLEX 10KE, ACEX 1K, Excalibur, Mercury, MAX 7000A, and MAX 7000B devices
Mature & Other	FLEX 6000, FLEX 8000, FLEX 10K, FLEX 10KA, MAX 7000, MAX 7000S, MAX 9000, Classic, configuration and other devices, software and other tools, and intellectual property cores

Note: During the quarter ended July 1, 2005, we refined our methodology for classifying revenue by market segment. All prior period data have been adjusted to conform to the current period’s methodology. Data calculated under both the new and former methodologies are available in the investor relations section of the Company’s website at http://www.altera.com.

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